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                                                                   EXHIBIT 4.12


                                February 6, 1997



VIA FEDERAL EXPRESS

[NAME AND ADDRESS
OF WARRANT HOLDER]

                  Re:      REPRESENTATIVE'S WARRANT

Dear  [NAME OF WARRANT HOLDER]:

         Reference is hereby made to that certain Representative's Warrant Agreement, dated as of December 31, 1993, between New West Eyeworks, Inc. (the "Company") and Reich & Co., Inc. (the "Agreement"), the terms of which apply to certain warrants held by you. This letter will serve to amend the Agreement, effective December 31, 1993 (the "Amendment"), as follows:

1. Sections 8.1, 8.2, 8.7 and 8.11 are hereby deleted in their entirety and Sections 8.3, 8.4, 8.5, 8.6, 8.8, 8.9 and 8.10 are renumbered accordingly.

2.       The first sentence of Section 1 shall be replaced with the following:

         "The Holder (as defined in Section 3 hereof) is hereby granted the right to purchase, at any time from December 23, 1994 until 5:30 P.M., New York time, on December 23, 1998, up to an aggregate of 81,563 shares of Common Stock (the "Shares") at an initial exercise price (subject to adjustment as provided in Section 8 hereof) of $8.00 per share of Common Stock subject to the terms and conditions this Agreement."

3.       The first sentence of Section 6.1 shall be replaced with the following:

         "Except as otherwise provided in Section 8 hereof, the initial exercise price of each Warrant shall be $8.00 per share of Common Stock."

         Except as otherwise modified by the letter, dated December 19, 1996 between you and the Company ("December Letter"), and except as set forth in the following sentence, all other terms of the Agreement remain in full force and effect. This Amendment supersedes in its entirety the provisions of the penultimate paragraph of the December Letter relating to the Agreement.





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February 6, 1997
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         In addition, the Company proposes to extend to you the terms of the
Representative's Warrant Agreement, between New West Eyeworks, Inc. (the "Company") and Fahnestock & Co. (the "New Agreement"), a copy of which (marked to show changes from the Agreement) is attached hereto. By signing the enclosed copy of this letter, as indicated below, you are acknowledging your agreement to the terms the New Agreement to the extent they are applicable to you.

         Please acknowledge your agreement to the foregoing amendments and the New Agreement by signing and dating the enclosed copy of this letter and returning it to me by no later than February 10, 1997.

                                             Very truly yours,

                                             NEW WEST EYEWORKS, INC.


                                             By:
                                                 -----------------------
                                                    Byron S. Krantz
                                                    Secretary

AGREED AND ACKNOWLEDGED






________________________                     Date:_________________________
[NAME OF WARRANT HOLDER]